Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-58424) of Select Medical Corporation of our report dated March 20, 2003, except as to Note 15, which is as of July 7, 2003 relating to the financial statements of Kessler Rehabilitation Corporation and Subsidiaries, which appears in this Report on Form 8-K.

/s/     PricewaterhouseCoopers LLP

New York, New York
November 7, 2003